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                                                   NEWS
                                                   RELEASE



FOR IMMEDIATE RELEASE

              NRG ENERGY RAISES AN ADDITIONAL $63 MILLION THROUGH
                       EXERCISE OF OVER-ALLOTMENT OPTION

MINNEAPOLIS, MN -- (June 26, 2000) -- NRG Energy, Inc. (NYSE: NRG) announced today that the underwriters, for its recently completed public offering of 28,170,000 shares of common stock, have purchased an additional 4,225,500 shares at $15 per share pursuant to the over-allotment option granted in connection with the offering.
         "Our underwriters' decision to exercise the over-allotment option contributes to NRG's strategy of seeking continued significant growth by enhancing our position as a leading global generator in the growing competitive electricity market," said David H. Peterson, president, chairman and chief executive officer of NRG.
         Total gross proceeds from the offering, including exercise of the over-allotment option, are $485,932,500. Salomon Smith Barney was the managing underwriter for the offering. The shares sold in the offering represent approximately 18 percent of the common equity of the company, which was formerly a wholly owned subsidiary of Northern States Power Company (NYSE: NSP).
         This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or jurisdiction.


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         NRG Energy (www.nrgenergy.com) is a leading global energy company primarily engaged in the acquisition, development, construction, ownership and operation of power generation facilities. NRG Energy owns all or a portion of 57 power generation projects with a total generating capacity of more than 23,000 MW; its net ownership interest in these projects exceeds 13,000 MW. NRG Energy's operations utilize such diverse fuel sources as natural gas, oil, coal and coal seam methane, biomass, landfill gas, and hydro, as well as refuse derived fuel.


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CONTACTS:
Meredith C. Moore
Media Relations Manager
NRG Energy, Inc.
612.313.8729
e-mail: meredith.moore@nrgenergy.com

Dan Dokken
Executive Director, Investor Relations
NRG Energy, Inc.
612.373.5336
e-mail: dan.dokken@nrgenergy.com